Exhibit 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
REPORTS THIRD QUARTER OPERATING RESULTS

DENVER, Colorado (November 3, 2005) -- Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the third quarter and first nine months of the year 2005.

For the three months ended September 30, 2005, the Company reported a net income of $583,700, or $0.06 per share, on net sales of $6,506,000. These results compared with a net loss of $359,800, or ($0.03) per share, and net sales of $5,116,700, in the third quarter of 2004.

For the nine months ended September 30, 2005, the Company reported a net income of $50,300, or ($0.00) per share compared with net loss of $986,500, or ($0.10) per share, in the corresponding period of the previous year. Net sales totaled approximately $17.8 million in the first nine months of the current year, versus approximately $15.6 million in the year-earlier period.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first nine months of 2005 we experienced increases in sales of our Montagne Jeunesse line of skin care products and an increase in sales of our other skin care products because of the introductions of new Alpha Hydrox products and additional Montagne Jeunesse sachets, while experiencing a decrease in our line of household products. The income for 2005 was primarily due to the increase in sales from our new Alpha Hydrox product introductions." Mr. Goldstein further commented: "We will be advertising both our household chemical products and our skin care products in the fourth quarter, as a result our advertising expense for 2005 could be approximately equal to last year's totals.
This additional advertising in the fourth quarter over the third quarter could also (depending on the sales benefit of that advertising) result in lower operating results in the fourth quarter. "

Scott's Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott's Liquid Gold wood cleaners/preservatives, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web:
www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the our products in the marketplace; the degree of success of any new product or product line introduction by us; consumer acceptance of the new Alpha Hydrox products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; adverse developments in pending litigation; the loss of any executive officer; and other matters discussed in this release and our periodic filings with the Securities and Exchange Commission.
By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeff Johnson at (303) 373-4860

SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

                       Three Months                 Nine Months
                    Ended September 30,         Ended September 30,
                 -------------------------    -------------------------
                     2005          2004           2005          2004
                 -----------   -----------    -----------   -----------
Net sales        $ 6,506,000   $ 5,116,700    $17,753,300   $15,633,600

Operating costs
 and expenses:
   Cost Of Sales   3,513,600     3,129,000      9,752,500     8,849,600
   Advertising       151,800       101,000        630,300       738,100
   Selling         1,455,700     1,381,200      4,422,000     4,162,600
   General and
    administrative   757,100       835,700      2,779,100     2,772,400
                 -----------   -----------    -----------   -----------
                   5,878,200     5,446,900     17,583,900    16,522,700
                 -----------   -----------    -----------   -----------

Income (loss)
 from operations     627,800      (330,200)       169,400      (889,100)
Interest income        9,900        10,400         30,200        30,900
Interest expense     (54,000)      (40,000)      (149,300)     (128,300)
                 -----------   -----------    -----------   -----------
                     583,700      (359,800)        50,300      (986,500)

Income tax expense
 (benefit)              -             -              -             -
                 -----------   -----------    -----------   -----------

Net income
 (loss)          $   583,700   $  (359,800)   $    50,300   $  (986,500)
                 ===========   ===========    ===========   ===========


Net income
 (loss) per
 common share:
   Basic         $       .06   $      (.03)   $       .00   $      (.10)
                 ===========   ===========    ===========   ===========
   Diluted       $       .06   $      (.03)   $       .00   $      (.10)
                 ===========   ===========    ===========   ===========

Weighted average
 shares
 outstanding:
   Basic          10,494,800    10,387,900     10,478,900    10,368,600
                 ===========   ===========    ===========   ===========
   Diluted        10,560,400    10,387,900     10,500,800    10,368,600
                 ===========   ===========    ===========   ===========